                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
  / /        Preliminary Proxy Statement
  / /        Confidential, for Use of the Commission Only (as permitted by
             Rule 14a-6(e)(2))
  / /        Definitive Proxy Statement
  / /        Definitive Additional Materials
  /X/        Soliciting Material Pursuant to Rule 14a-12


                            WESTERN RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  /X/  No fee required.

  / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
       0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:


  / /  Fee paid previously with preliminary materials.

  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing or which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

  (2)  Form, Schedule or Registration Statement no.:

  (3)  Filing Party:

  (4)  Date Filed:


     [THIS FILING CONSISTS OF (1) A LETTER TO WESTERN RESOURCES SHAREHOLDERS AND AN ACCOMPANYING TRANSACTION OVERVIEW, (2) A PRESENTATION REGARDING TRANSACTION VALUE INCLUDED WITH THE LETTER TO SHAREHOLDERS AND ALSO POSTED ON THE WESTERN RESOURCES WEB SITE, AND (3) A LETTER TO EMPLOYEES PUBLISHED IN THE WESTERN RESOURCES INTERNAL EMPLOYEE NEWSLETTER.]

[LOGO OF WESTERN RESOURCES](R)

David C. Wittig
Chairman of the Board,
President and Chief Executive Officer

November 24, 2000


Dear Western Resources Shareholder:

     I am pleased to announce that we have entered into an agreement with Public Service Company of New Mexico (PNM) to merge Western Resources' utility companies, KPL and KGE, with PNM. The new combined company will have the scale and scope to face the challenges of the evolving energy marketplace with:

     - more than one million retail electric customers in Kansas and New Mexico and 400,000 retail gas customers in New Mexico,
     -    generating capacity of more than 7,000 megawatts and
     -    a combined work force of about 5,000 employees.

     Last spring we announced our intention to find a partner for our utility operations to help grow shareholder value and position the company for deregulation. We also indicated that we would work diligently to find a partner that would be committed to shareholders, employees, customers and the many communities Western Resources serves. We were looking for a partner, like Western Resources, that is committed to delivering safe, reliable electric service, a corporate citizen committed to charitable community support and sound environmental stewardship.

     In PNM, we have found such a partner. A progressive company based in Albuquerque, New Mexico, PNM has a comparable corporate philosophy with regard to power generation and wholesale marketing, a solid understanding of business energy concerns, a charitable foundation, a strong environmental program and a commitment to diversity.

     The two companies will combine their electric utility operations under a new publicly traded holding company. The new combined company will be prepared to act and excel in the changing energy marketplace. At the time of closing, Western Resources will split off to its shareholders its non-utility assets through Westar Industries, which is expected to be traded on the New York Stock Exchange.

     PNM will acquire our electric utility operations in a tax-free, stock-for-stock transaction. Enclosed are a few pages summarizing the transaction and the value it creates for you as a Western Resources shareholder.

     Shareholders of the new company will receive PNM's dividend. PNM's current annual dividend is $0.80 per share. The new company will have a strong management team and board of directors from both Western Resources and PNM. Jeff Sterba, chairman, president and chief executive officer of PNM, will be chairman, president and chief executive officer of the new holding company. I will be chairman of the board, president and chief executive officer of Westar Industries.

     The Kansas utility operations' headquarters and Westar Industries' headquarters will remain in Topeka, Kansas.

     This alliance will, among other things, require shareholder approval and regulatory approvals from the Kansas Corporation Commission, the New Mexico Public Regulatory Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission. The approval process is expected to be completed within 12 to 15 months.

     Both companies look forward with enthusiasm to this new arrangement and the opportunities it provides. We expect that shareowners of both companies will vote on the new agreement next spring. In the coming months, you will receive more detailed information regarding this agreement, and we will ask for your vote at that time. Until then, no action is required of you.

     In another matter, effective November 30, 2000, we will no longer offer a discount on the optional cash investments made through the Direct Stock Purchase Plan. We will continue the 3 percent discount on dividends reinvested through the plan.

     In the meantime, if you have any questions about this agreement, please contact us by calling Bruce Burns, senior manager, Shareholder Services, at
(800) 575-2495. Thank you for your investment and your continued support.



                               Sincerely,

                               /s/ David C. Wittig

[LOGO OF PNM](R)                                  [LOGO OF WESTERN RESOURCES](R)



                                                      Transaction Overview
----------------- ----------------------------------------------------------------------------------------------------------------
                  o  PNM and Western Resources will become subsidiaries of a new holding company to be named at a future date

Terms:            o  Tax-free, stock-for-stock transaction
                  o  Combination will be preceded by Western Resources' split off of Westar Industries (which will own Western
                     Resources' non-utility assets) to Western Resources shareholders

                  o  The new holding company will issue 55 million shares to Western Resources shareholders and Westar
                     Industries

                  o  Each Western Resources share will be converted into a fraction of a share (to be determined at closing) in the new holding company; each PNM share will be converted into one new holding company share.

                  o  Equity value of transaction is approximately $1.503 billion (based on PNM's average closing price over the
                     10 days prior to the announcement of $27.325)

                  o  The new holding company will also assume approximately $2.939 billion of Western Resources utility debt

                  o  Approximately 42% of the new holding company to be owned by former PNM shareholders; approximately 58% to be owned by former Western Resources shareholders and Westar Industries
                  o  Additional consideration paid to Western Resources shareholders (including Westar Industries) in exchange for additional equity contributions to reduce net debt at Western Resources prior to closing

                  o  Transaction will be accounted for as a purchase
----------------- ----------------------------------------------------------------------------------------------------------------
Combined Company  o  Total enterprise value of approximately $6.5 billion ($2.6 billion in equity; $3.9 billion in debt and
Financials:          preferred stock)

----------------- ----------------------------------------------------------------------------------------------------------------
Dividend:         o  Shareholders of the combined company will receive PNM's dividend; PNM's current annual dividend is $.80 per share

----------------- ----------------------------------------------------------------------------------------------------------------
Transaction       o  Combined company will serve more than one million retail electric customers and 400,000 retail gas
Benefits:            customers in two states and will have generating capacity of more than 7,000 megawatts

                  o  Quadruples PNM's current production capabilities

                  o  Diversifies combined company's business mix and geographic base through addition of Western Resources'
                     customers

                  o  Provides a broader, more predictable cash flow; solid revenues and potential earnings growth; improved access to capital; and increased market capitalization and public market float

                  o  Opportunities for PNM to bring its 15 years of successful power marketing experience and niche product development to new customers

                  o  Sharing of best practices across both organizations

----------------- ----------------------------------------------------------------------------------------------------------------
                  o  At closing, Jeffry Sterba will become chairman, president and CEO of the new holding company; David Wittig will become chairman, president and CEO of Westar Industries
Management
& Board:          o  The new holding company's board will consist of six current PNM board members and three additional directors
                     (two selected by PNM from a pool of Western Resources' candidates; one nominated by Westar Industries)

----------------- ----------------------------------------------------------------------------------------------------------------
                  o  Successful split off of Westar Industries from Western Resources

Approval          o  Approval by shareholders of both companies
Process:
                  o  Customary regulatory approvals, including from the Kansas Corporation Commission, the New Mexico Public
                     Regulation Commission, Securities and Exchange Commission, the Nuclear Regulatory Commission and the Federal
                     Energy Regulatory Commission

                  o  The new holding company expects to register as a holding company with the SEC under the '35 Act

                  o  Transaction is expected to be completed within 12 to 15 months

----------------- ----------------------------------------------------------------------------------------------------------------
                  o  Corporate headquarters will be located in New Mexico

Headquarters:     o  Headquarters for Kansas utilities will be maintained in Topeka, Kansas

----------------- ----------------------------------------------------------------------------------------------------------------

                                                               Western Resources




Western Resources


Public Service Company of New Mexico Transaction Value


November 22, 2000

                                                               Western Resources


The Basic Offer


   PNM OFFERS 55 MILLION COMMON SHARES FOR WESTERN RESOURCES' UTILITY BUSINESS, INCLUDING THE CONVERSION TO EQUITY OF $234 MILLION OF INTERCOMPANY DEBT (OWED TO WESTAR INDUSTRIES BY WESTERN RESOURCES) AND THE ASSUMPTION OF $2,939 MILLION OF DEBT.


-------------------------------------          -------------------------------------------    ----------------------------------
PNM Basic Offer                                Utility Assets Purchased                       Western Shares Outstanding
-------------------------------------          -------------------------------------------    ----------------------------------

 . 55 million common shares                    .  KPL and KGE, plus assumption of $2,939       71.8 million (1)
                                                  million of debt

                                               .  Conversion of $234 million of                10.8 million (2)
                                                  intercompany debt to WR common
 .  Spin-off of Westar Industries


-------------------------------------------------------------------------------------------------------------------------

(1) Western Resources common shares outstanding of 70.0 million as of 11/15/00, plus 1.8 million current restricted share units.
(2) Assumes intercompany note of $234 million converted at Western Resources 20-day trailing average share price of $21.65 as of 11/15/00. Shares issued in the conversion will be held by Westar Industries.

Note: Assumes no adjustments for transactions contemplated by the merger agreement.

                                                               WESTERN RESOURCES


Utility Value Per Western Resources Share

                                                                                                  Share
(Shares in Millions)                                                                 Shares       Price
-------------------------------------------------------------------------------------------------------

Basic Offer:

Shares Issued by PNM to Western Resources Shareholders                                55.0

Western Resources Fully-Diluted Common Shares as of 11/15/00 (1)                      71.8
Additional Western Resources Common Shares from Intercompany Note Conversion (2)      10.8
                                                                                 ----------------------
Total Western Resources Common Shares                                                 82.6
Basic Offer Exchange Ratio (55.0 shares / 82.6 shares)                                0.6658 x

PNM 20-day Trailing Average Common Share Price of $26.40 as of 11/15/00                          $26.40

Implied Utility Value for Each Western Resources Share (0.6658 x $26.40)                         $17.58


(1) Western Resources common shares outstanding of 70.0 million as of 11/15/00, plus 1.8 million current restricted share units.
(2) Assumes intercompany note of $234 million converted at Western Resources 20-day trailing average share price of $21.65 as of 11/15/00.
     Note: Assumes no adjustments for transactions contemplated by the merger agreement.

                                                               WESTERN RESOURCES


Westar Industries Estimated Value
Per Western Resources Share

(Dollars in Millions, except share prices)

                                                  Ownership                        Value per
Investment                                        Interest        Valuation       WR Share (1)
-------------------------------------------------------------------------------------------------
Protection One (2)                                  84.8%          $167.7           $2.34
Protection One Europe (3)                          100.0            192.5            2.68
ONEOK (2)                                           45.0            923.2           12.86
Paradigm Direct (4)                                 40.0             41.0            0.57
International Power Projects (5)                      --             17.4            0.24
Other Investments (6)                                 --             77.2            1.08
Intercompany Note (3)                                 --            239.0            3.33
Loan to Protection One (7)                            --             67.0            0.93
-------------------------------------------------------------------------------------------------
Total                                                            $1,725.0          $24.03


-------------------------------------------------------------------------------------------------

Estimated Market Discount (8)                                        51.0%           36.0%

Estimated Trading Value                                            $845.3        $1,104.0

Implied Value for Each Western Resources Share                     $11.77          $15.38

(1)  Assumes 71.8 million fully-diluted common shares.
(2) Market price as of 11/15/00. ONEOK value based on common and preferred shares owned of 22.113 million.
(3)  Book value as of 9/30/00.
(4)  Represents proceeds from sale of Paradigm, net of taxes.
(5) Represents power project investments in Turkey and China at book value as of 9/30/00.
(6) Investments in other security companies. Market values as of 11/15/00, book value as of 9/30/00 where no market value is available.
(7)  As of 11/15/00.
(8) Assumes holding company discount range of 20-30% and an IPO discount range of 20-30%.

                                                               WESTERN RESOURCES

Estimated Total Value of Transaction
to WR Shareholders



                                                            Low           High
--------------------------------------------------------------------------------
Estimated Value of Utility                                 $17.58        $17.58
Estimated Value of Westar Industries                        11.77         15.38
--------------------------------------------------------------------------------
Total Estimated Value of Utility + Westar Industries       $29.35        $32.96
Current Western Resources Share Price (1)                   21.13         21.13
--------------------------------------------------------------------------------
Discount to Estimated Value                                  28.0%         35.9%





DISCOUNTS TO ESTIMATED VALUE ARE TYPICAL IN UTILITY MERGER TRANSACTIONS AND ARE DUE TO:

[]   Time to transaction completion

[]   Risk of closing

[]   Complexity of transaction





(1) As of 11/15/00.

                                                               Western Resources



Forward-looking Statements: Certain matters discussed in this document are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues reviewed by the SEC staff as disclosed in previous SEC filings, possible corporate restructurings, mergers, acquisitions, dispositions, uncertainties related to the completion of our proposed merger with Public Service Company of New Mexico (including necessary shareholder and regulatory approvals), the integration of our utility operations with Public Service Company of New Mexico if the merger is consummated, liquidity and capital resources, compliance with debt convenants, interest and dividends, the impact of Protection One's financial condition on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made, accounting matters and the overall economy of our service area. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1999 Annual Reports on Forms 10-K and 10-K/A, quarterly reports on Form 10Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

There is no public market for the stock of Westar Industries. The estimated values for Westar Industries are not necessarily indicative of the price at which Westar Industries' stock would trade if it were publicly traded today or after the transaction closes. The estimated values were determined based upon the public market prices for the common stock of Protection One and ONEOK, the book value of other assets, a discount deemed appropriate for the conglomerate nature of Westar Industries' business and an appropriate initial public offering discount. An independent valuation of Westar Industries or its assets was not obtained. Accordingly, the actual value of Westar Industries or its stock may be significantly higher or lower than the estimated values given herein.

The proxy statement/prospectus in definitive form to be filed with the Securities and Exchange Commission (the "SEC") by Western Resources and PNM in connection with the transaction will contain important information regarding the transaction, and we urge you to read it and any other relevant documents when they become available. Western Resources and its board of directors will be soliciting proxies from Western Resources shareholders in favor of the merger. A free copy of the proxy statement/prospectus and other documents filed by the two parties with the SEC, as well as information about Western Resources' directors and officers and their beneficial interests in Western Resources' common stock, will be available when filed at the SEC's web site at http://www.sec.gov.
                                                      ------------------

PNM/Western Resources Merger Update


Dear Employees:

     I wanted to take this opportunity to update you on the progress of the transaction with Public Service Company of New Mexico (PNM) since our recent announcement to merge the utility operations of our two companies.

     As previously announced, Bill Real, executive vice president of power production and energy services for PNM, will head up the transition team for PNM.

     It is with great pleasure that I announce that Rita Sharpe, executive vice president of shared services, will lead the transition effort for Western
Resources.   Rita and Bill will work together to design a transition plan that will ultimately involve the input and assistance of many employees from both organizations.

     Because the transaction requires shareholder approval, we believe the best approach is to wait until we have received both PNM and Western Resources shareholder approval before beginning detailed integration planning. Therefore, integration teams will not be formed until sometime in late spring.

     Although integration teams will not be activated until spring, Rita, Bill and other officers from both companies will begin developing the transition planning "framework" that needs to be in place before launching the detailed team planning phase.

     In addition, we will continue to have employee meetings at various locations for you to learn more about PNM. Bill Real will participate in many of those meetings over the next few weeks.

     I realize that the lengthy approval process can be frustrating, but I assure you that we will provide you as much information as possible while we work our way through each of the steps. Thank you for your enthusiasm and patience.

                         Sincerely,


                         David Wittig

     ***************************************************************************

     Western Resources will be filing a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website,

     http://www.sec.gov or at the SEC's public reference room at 450 Fifth
     ------------------
     Street, N.W., Washington, D.C. 20549. In addition, documents filed with the SEC by Western Resources will be available free of charge by contacting Western Resources at the following address and telephone number: Carl A. Ricketts, Vice President, Investor Relations, Western Resources, Inc., 818 South Kansas Avenue, Topeka, KS 66612, telephone: 785-575-8424, fax: 785-575-1774, e-mail: Carl_A_Ricketts@wr.com. Documents filed with the SEC by PNM can be obtained by contacting PNM at the following address and telephone number: Barbara L. Barsky, Senior Vice President, Planning and Investor Services, telephone: 505-241-2662, fax: 505-241-2368, e-mail: bbarsky@pnm.com.

     PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

     This document does not constitute a solicitation by Western Resources or its board of directors of any approval or action of its shareholders. Western Resources and its board of directors will be soliciting proxies from Western Resources shareholders in favor of the merger. You can obtain information about Western Resources' directors and officers and their beneficial interests in Western Resources' common stock from the SEC's website, http://www.sec.gov, and Western Resources' website, http://www.wr.com. Updated information with respect to the security holdings of these individuals, and their interests in the transaction and the solicitation, will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with PNM is forward-looking, including statements regarding the consideration per share that Western Resources' shareholders are projected to receive from the transaction and Western Resources' expectation as to the closing date of the transaction. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Western Resources' control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the PNM transaction include, but are not limited to: the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; the dollar equivalent of the market price of PNM ordinary shares; and other factors described from time to time in the reports filed be Western Resources under the Exchange Act.